Exhibit 99.1

Contact:	Company:
Fred M. Powell, CFO
Beijing Med-Pharm
610-940-1675
or
Media:
Mike Beyer
Sam Brown Inc.
773-463-4211
beyer@sambrown.com

Beijing Med-Pharm Corporation Announces Board Appointment

Plymouth Meeting, PA – August 23, 2006 – Beijing Med-Pharm Corporation (Nasdaq: BJGP) today announced that Albert Yeung, a respected veteran of the Chinese pharmaceutical industry, has agreed to join the Company’s Board of Directors.

Mr. Yeung is the founder and director of Albert Yeung & Associates Consulting Company, Ltd. in Beijing, China, and a Senior Advisor to the China Self-Medication Institute. He currently advises more than a dozen multi-national pharmaceutical, chemical, and high-tech enterprises on business strategy in China.

“Albert brings a wealth of sales, marketing, and general management experience in the Chinese pharmaceutical industry to Beijing Med-Pharm,” said David Gao, Chief Executive Officer of Beijing Med-Pharm. “His guidance will be critical as we expand our distribution infrastructure, grow our product portfolio, and win new alliances with international pharmaceutical companies seeking entry to the Chinese marketplace.”

“Beijing Med-Pharm is establishing itself as a unique gateway to the Chinese pharmaceuticals market,” said Mr. Yeung. “To date, they’ve been successful in putting together the elements necessary to provide a single-source, efficient entry point, including product development capabilities, an experienced and focused sales and marketing organization, and nationwide distribution reach. I look forward to working with David and his team as they pursue their vision for innovation and industry leadership.”

Albert Yeung has spent four decades at the forefront of the globalization of China’s pharmaceutical industry, holding sales, marketing and general management positions in Hong Kong or on the mainland with Johnson & Johnson, Xian-Janssen, Burroughs Wellcome, Bristol Myers-Squibb, SmithKlineBeecham, and GlaxoSmithKline. Mr. Yeung last served as Vice President and General Manager of Tianjin SmithKline & French before retiring and establishing his consulting firm. He is the recipient of multiple industry awards and accolades, including being named one of Sina Net’s “Top 10 People of the Year in 2002” for his crisis management work and being listed among the “Top 100 Leaders to Drive Globalization of China Enterprise” by Global Entrepreneur Journal.

Beijing Med-Pharm Corp. (US) 600 W. Germantown Pike, Suite 400 Plymouth Meeting, PA 19462 www.beijingmedpharm.com	1-610-940-1675 (tel) 1-610-940-1676 (fax)	Beijing Med-Pharm Co., Ltd. (China) Room 1908, Kuntai InternationalMansion Chaoyang District Beijing 100020	86-10-8486 2661 (tel) 86-10-8486 2121 (fax)

About Beijing Med-Pharm Corporation

Beijing Med-Pharm is a pharmaceutical marketing and distribution company that offers the following services in China: pre-market entry analysis; clinical trial management; product registration; market research; pharmaceutical distribution to hospitals; and pharmaceutical marketing to physicians, hospitals and other healthcare providers.

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